UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☑

Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☑	Definitive additional materials

☐	Soliciting material under § 240.14a-12

First Commonwealth Financial Corporation

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

FIRST COMMONWEALTH FINANCIAL CORPORATION

601 Philadelphia Street

Indiana, Pennsylvania 15701

SUPPLEMENT TO 2024 PROXY STATEMENT

March 26, 2024

Dear Shareholder:

This supplement (the “Supplement”) amends and supplements the Proxy Statement of First Commonwealth Financial Corporation (the “Company”), dated March 15, 2024 (the “Proxy Statement”), which was furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2024 Annual Meeting of Shareholders to be held on Tuesday, April 23, 2024, at 1:00 p.m. Eastern Time.

This Supplement updates the disclosure in the Proxy Statement on the voting requirements for and the effect of abstentions on “Proposal 4: Approval of the First Commonwealth Financial Corporation 2024 Stock Plan” (“Proposal 4”). Proposal 4 requires the affirmative vote of at least a majority of the cast by shareholders present, in person or by proxy, at the meeting. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

The vote required to approve Proposal 4 as described on page 58 of the Proxy Statement under the heading “Vote Required and Recommendation of the Board” is hereby amended and restated in its entirety as follows:

“The affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the meeting is required to approve the 2024 Stock Plan. Abstensions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners, and shares for which authority to vote is withheld, will have no effect on the outcome. Proxies received by the company and not revoked prior to or at the meeting will be voted for this proposal and the adoption of the 2024 Stock Plan unless otherwise instructed by the shareholders.”

Voting Matters

Except as specifically supplemented by the information in this Supplement, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 63 of the Proxy Statement for instructions on how to do so.

By order of the Board of Directors,

Matthew C. Tomb
Secretary